EXHIBIT 99.1
PRESS RELEASE

Press Contacts:	Investor Relations Contact:
Robyn Jenkins	Blair Christie
Cisco Systems, Inc.	Cisco Systems, Inc.
(408) 853-9848	(408) 525-4856
rojenkin@cisco.com	blchrist@cisco.com

Rob Barlow
Cisco Systems, Inc.
(408) 527-5018
rbarlow@cisco.com

Cisco Systems to Acquire Psionic Software

Software Reduces Network Security False Alarms, Improving Business Productivity and Lowering Costs

         SAN JOSE, Calif., Oct. 22, 2002 –– Cisco Systems, Inc., today announced a definitive agreement to acquire privately-held Psionic Software, Inc. of Austin, Texas. Psionic develops network security software that increases the efficiency of intrusion detection systems (IDS) by reducing false alarms by up to 95 percent. Psionic’s software will allow Cisco security customers to increase productivity and lower the costs associated with network-based intrusion detection systems (NIDS) by enabling businesses to focus manpower and attention on legitimate attacks against their networks.

         Psionic’s software addresses the number one problem associated with current IDS security technology by reducing false alarms and quickly validating potential security breaches. Integrating Psionic’s software with Cisco IDS products, which utilize multiple modes to identify malicious network security activity, will provide enterprise customers with high-performance security attack identification and suppression across a range of network environments, offering a more comprehensive approach to security while minimizing operational costs. This integration also provides the basis for future in-line IDS architectures where today, the high rate of mis-identified attacks often leads to the termination of legitimate network traffic.

         Under the terms of the agreement, Cisco common stock worth an aggregate value of up to $12 million will be exchanged for all outstanding shares and options of Psionic Software. In connection with the acquisition, Cisco expects a nominal one-time charge for purchased in-process research and development expenses. The acquisition of Psionic is expected to close in the second quarter of Cisco’s fiscal year 2003. The acquisition has been approved by the board of directors of each company and is subject to various closing conditions.

         Psionic’s intrusion response technology goes beyond the alarm consolidation and correlation products on the market today by using patented adaptive scanning techniques to rapidly validate IDS events, escalate legitimate attacks and remediate costly intrusions. With Psionic’s unique technology, only those qualified attacks that have the highest damage potential against vulnerable systems will be terminated, thus ensuring maximum network protection.

         The acquisition of Psionic Software enhances Cisco’s existing network security portfolio consisting of VPN gateways and concentrators, firewalls, IDS and security management applications. Cisco delivered the security industry’s first commercial network intrusion detection system in 1995. The acquisition of Psionic further illustrates Cisco’s commitment and focus on continued innovation and leadership in the IDS market.

         Psionic Software was founded in January 2000. Psionic’s eight employees will join the Cisco VPN and Security Services (VSEC) business unit under the direction of Richard Palmer, VSEC vice president and general manager.

About Cisco Systems

         Cisco Systems, Inc. (NASDAQ: CSCO) is the worldwide leader in networking for the Internet. News and information are available at www.cisco.com.

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